EXHIBIT 10.22

                                FOURTH AMENDMENT

            THIS FOURTH AMENDMENT ("Amendment") is entered into as of the 17th day of November, 2000 by and among Deutsche Financial Services Corporation, as Agent and a Lender ("Agent"), the other Lenders signatories hereto ("Lenders") and GTSI Corp. (f/k/a Government Technology Services, Inc. ("Borrower").

      RECITALS

            Agent, Lenders (and/or their successors by assignment, as applicable) and Borrower are parties to that certain Second Amended and Restated Business Credit and Security Agreement dated as of July 28, 1997 (as amended from time to time, the "Credit Agreement"). Lenders and Agent now desire to amend certain provisions of the Credit Agreement subject to the terms hereof.

            NOW, THEREFORE, in consideration of the forgoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

            1. Amendments to Credit Agreement. Upon the Amendment Effective Date (as defined in Section 2 below), the Credit Agreement shall be amended as follows:

            A. Name Change. All references in the Agreement to "Government Technology Services, Inc." shall be deemed to be references to "GTSI Corp."

            B. Name Change. All references in the Agreements to "Crestar Bank" shall be deemed to be references to "SunTrust Bank, the successor by merger to Crestar Bank."

            C. Credit Facility Fee. Section 3.4(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

            "(d) Credit Facility Fee. Borrower agrees to pay Agent for the account of all Lenders an annual credit facility fee of Seventy-five Thousand Dollars ($75,000) (the "Credit Facility Fee). The Credit Facility Fee shall be payable quarterly, in arrears, in equal installments of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750). Once received by DFS, no Credit Facility Fee shall be refundable by DFS for any reason."

            D. Unused Line Fee. Section 3.4(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  "(e) Unused Line Fee. To the extent that the Borrower's average daily borrowing during any "Seasonal Period" is less than fifty percent (50%) of the total of all of the Lenders' "Seasonal Period Commitments" for such Seasonal Period, Borrower agrees to pay Agent for the account of all Lenders an unused line fee of fifteen one hundredths of one percent (0.15%) per annum on the amount by which fifty percent (50%) of the total of the Seasonal Period Commitments for such Seasonal Period exceeds Borrower's average daily borrowing during such "Seasonal Period". The terms "Seasonal Period" and "Seasonal Period Commitment" shall be as set forth on Exhibit A of the Credit Agreement."


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            E. Collateral/Inspection Fees. Section 3.4(f) of the Credit
Agreement is hereby deleted in its entirety and replaced with the following:

                  "(f) Collateral/Inspection Fees. Borrower will pay a fee to DFS, for its own account (even if other Lenders accompany the Agent on such review), in the amount of Three Thousand Seven Hundred Fifty Dollars ($3,750) per review for Collateral reviews and any other reviews performed under the Loan Documents as frequently as Agent shall reasonably determine, but at least quarterly. Borrower agrees that such fees are not interest but are rather reimbursements for out-of-pocket and allocated overhead expenses incurred in conducting such audits, reviews, examinations and inspections."

            F. Termination. Section 4.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

      "4.1 Termination. This Agreement may be terminated at any time by Agent or Borrower upon ninety (90) days written notice received by the other party or ,if Borrower is in Default hereunder, Agent may terminate in the exercise of its rights and remedies with no prior notice of termination to Borrower. Any termination of this Agreement by Borrower or Agent will have the effect of accelerating the maturity of all Obligations not then otherwise due.

      4.1.1 Effect of Termination. Borrower will not be relieved from any Obligations to Agent arising out of DFS' advances or commitments made before the effective termination date of this Agreement. Agent will retain all of its rights, interests and remedies hereunder until Borrower has paid all of Borrower's Obligations to DFS. All waivers set forth within this Agreement will survive any termination of this Agreement."

            G. Financial Covenants. Section 9.3.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  "9.3.1 Amounts. Borrower agrees that it will:

      (a) as of the last day of each calendar quarter set forth below, maintain a Tangible Net Worth plus Subordinated Debt in the combined amount of not less than the amount shown below for the period corresponding thereto:

                    Period                                        Amount

      Calendar quarter ending 9/30/00                          $40,000,000

      Calendar quarter ending 12/31/00                         $40,000,000

      Calendar quarter ending 3/31/01                          $40,000,000

      Calendar quarter ending 6/30/01                          $40,000,000;

      (b) as of the last day of each calendar quarter set forth below, maintain a ratio of Debt minus Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than the amount shown below for the period corresponding thereto:


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                     Period                           Ratio

           Calendar quarter ending 09/30/00         7.0 to 1.0

           Calendar quarter ending 12/31/00         4.0 to 1.0

           Calendar quarter ending 3/31/01          4.0 to 1.0

           Calendar quarter ending 6/30/01          4.0 to 1.0;

      (c) as of the last day of each calendar quarter set forth below, maintain a ratio of Current Assets to current liabilities of not less than the amount shown below for the period corresponding thereto:

                     Period                           Ratio

           Calendar quarter ending 9/30/00          1.1 to 1.0

           Calendar quarter ending 12/31/00         1.2 to 1.0

           Calendar quarter ending 3/31/01          1.2 to 1.0

           Calendar quarter ending 6/30/01          1.2 to 1.0;

      (d) for the fiscal year of Borrower ending December 31, 2000, and each fiscal year-end thereafter, Borrower shall achieve net income, before giving effect to provisions for income taxes, of at least Two Million Dollars ($2,000,000.00).

      Prior to September 30, 2001, Agent and Borrower shall renegotiate the above financial covenants for application to any subsequent periods of this Agreement. If on or prior to September 30, 2001, the parties fail to execute a written amendment to this Agreement providing for such revised financial covenants for any subsequent periods of this Agreement, then the above financial covenants in effect for the calendar quarter ending September 30, 2001, shall be and remain in effect, until such amendment is executed and in full force and effect.

      For purposes of this paragraph: (i) "Tangible Net Worth" means the book value of Borrower's assets less liabilities (including as liabilities all recorded reserves for contingencies and other potential liabilities), excluding from such assets all Intangibles; (ii) "Intangibles" means and includes general intangibles (as that term is defined in the UCC); accounts receivable and advances due from officers, directors, member, owner, employees, stockholders and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses (except for those determined by Agent, in its sole discretion, not to be Intangible); escrow deposits (except for those determined by Agent, in its sole discretion, not to be Intangible); covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; and such other similar items as DFS may from time to time determine in DFS' sole discretion; (iii) "Debt" means all of Borrower's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties or with respect to which Borrower has pledged assets to


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secure performance, whether or not direct recourse liability has been assumed by
Borrower; (iv) "Subordinated Debt" means all of Borrower's Debt which is subordinated to the payment of Borrower's liabilities to the Lenders by an agreement in form and substance satisfactory to Agent; and (v) "Current Assets" means Borrower's current assets. The foregoing terms will be determined in accordance with GAAP consistently applied, and, if applicable, on a consolidated basis ("Financial Covenants")."

      2. Consent to Stock Repurchase. Lenders previously consented to Borrower's purchase of its stock from third-party shareholders up to Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) in the Third Amendment dated November 24, 2000 among Agent, Lenders and Borrower ("Third Amendment"). Borrower has requested that such amount be increased to Six Million One Hundred Thousand Dollars ($6,100,000). Lenders hereby consent to Borrower's purchase of its stock, provided that (i) the aggregate purchase price of all stock so purchased (including stock previously purchased pursuant to the consent contained in the Third Amendment), shall not exceed $6,100,000; and (ii) Borrower shall not breach any financial covenant set forth in Section 9.3.1 of the Credit Agreement as a result of Borrower's payment of the purchase price for such stock.

      3. Conditions Precedent. Notwithstanding the foregoing, this Amendment shall not be effective unless and until satisfaction of the following terms and conditions, each as acceptable to Agent, in its sole discretion (the date on which all such terms and conditions are satisfied being the "Amendment Effective
Date):

      (a) execution and delivery of this Amendment by all parties hereto; and

      (b) such other and further documents and agreements as Agent may determine in connection with any of the foregoing.

      4. Miscellaneous. Except to the extent specifically amended herein, all terms and conditions of the Credit Agreement and the other Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given them in the Credit Agreement. Borrower waives notice of Agent's and each Lender's acceptance of this Amendment. Agent and each Lender reserves all of their respective rights and remedies under the Credit Agreement and other Loan Documents.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

      GTSI Corp.

      By:
      Name:
      Title:


      DEUTSCHE FINANCIAL SERVICES CORPORATION, as Agent and a Lender

      By:
      Name:
      Title:


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      SUNTRUST BANK, a Lender

      By:     _________________________________
      Name:
      Title:
      Date:


      FLEET CAPITAL CORPORATION, a Lender

      By:
      Name:
      Title:
      Date:


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